Exhibit 10.21

CARDIODX, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED:  OCTOBER 10, 2013

EFFECTIVE DATE:  [                  ] [    ], 2013

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of CardioDx, Inc. (“CardioDx”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the closing of the initial public offering of the common stock of CardioDx (the “IPO”).

The Director Compensation Policy will be effective upon the date of the underwriting agreement between CardioDx and the underwriters managing the initial public offering of the common stock of CardioDx (the “Common Stock”), pursuant to which the Common Stock is priced in the IPO.  The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board (“Committee”) at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash retainer fees are vested upon payment.

1.                                      Annual Board Service Retainer:

a.                                      Eligible Directors other than the Non-Executive Chairman: $40,000

b.                                      Non-Executive Chairman: $85,000

2.                                      Annual Committee Chair Service Retainer:(1)

a.                                      Chairman of the Audit Committee: $20,000

b.                                      Chairman of the Compensation Committee: $13,000

c.                                       Chairman of the Nominating & Corporate Governance Committee: $8,000

3.                                      Annual Committee Member Service Retainer:

a.                                      Member of the Audit Committee: $10,000

b.                                      Member of the Compensation Committee: $5,000

(1)  Eligible Directors who serve as a Committee Chair will not receive the annual retainer for service as a member on such Committee.

c.                                       Member of the Nominating & Corporate Governance Committee: $4,000

Equity Compensation

The equity compensation set forth below will be granted under the CardioDx, Inc. 2013 Equity Incentive Plan (the “Plan”), subject to stockholder approval of the Plan, and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. All stock options granted under the Director Compensation Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.                                      Initial Option Grant: On the date of the Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director automatically will be granted, without further action by the Board or Compensation Committee of the Board, a stock option to purchase 100,000 shares of Common Stock (subject to Section 9(a) of the Plan relating to Capitalization Adjustments (as defined in the Plan) after the adoption date of the Director Compensation Policy) (the “Initial Option Grant”).  The Initial Option Grant will vest in a series of thirty-six (36) substantially equal monthly installments after the date of grant, such that the Initial Option Grant will be fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) on each applicable vesting date.  In addition, in the event of a Change in Control or a Corporate Transaction (each, as defined in the Plan), any unvested portion of the Initial Option Grant will fully vest and become exercisable as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to the Eligible Director’s Continuous Service (as defined in the Plan) on the effective date of such transaction.  For the sake of clarity, each Eligible Director, other than the Chairman of the Board, who is serving on the Board on the effective date of the IPO, will be awarded an Initial Option Grant upon the effective date of the IPO, which options will have an exercise price per share equal to the price per share at which shares of Common Stock are first sold to the public in the IPO, as specified in the first prospectus for the IPO.

2.                                      Annual Option Grant: On the date of each CardioDx annual stockholder meeting held after the effective date of the IPO, each Eligible Director automatically, and without further action by the Board or Compensation Committee of the Board, will be granted a stock option to purchase 50,000 shares of Common Stock (subject to Section 9(a) of the Plan relating to Capitalization Adjustments after the adoption date of the Director Compensation Policy) (the “Annual Option Grant”).  The Annual Option Grant will vest in twelve (12) substantially equal monthly installments after the date of grant, such that the Annual Option Grant will be fully vested on the first anniversary of the date of grant, subject to the

Eligible Director’s Continuous Service (as defined in the Plan) on each applicable vesting date.  In addition, in the event of a Change in Control or a Corporate Transaction (each, as defined in the Plan), any unvested portion of the Annual Option Grant will fully vest and become exercisable as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to the Eligible Director’s Continuous Service (as defined in the Plan) on the effective date of such transaction.

Election to Receive Annual Cash Compensation in the Form of Stock Options

Each Eligible Director may elect, in writing, to receive his or her annual cash compensation in the form of fully-vested stock options.  If elected, all stock options will be granted under the Plan, subject to stockholder approval of the Plan, and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. All stock options granted under the Director Compensation Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, will be granted at the time the annual cash compensation would otherwise be paid, and will have and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

The number of stock options that an Eligible Director will receive in lieu of such annual cash compensation will be determined by dividing (i) the amount of annual cash compensation that would otherwise be paid on the particular grant date, by (ii) the Black-Scholes value of a share of Common Stock on the grant date and using a thirty business day average stock price, rounded down for any partial share.  Any election to receive stock options in lieu of annual cash compensation must be made by the Eligible Director within five (5) business days following the date on which such Eligible Director is elected (or re-elected) to the Board and such election will be irrevocable for the Eligible Director’s entire three-year term of service.  Notwithstanding the foregoing, with respect to each Eligible Director who is serving on the Board prior to the effective date of the IPO, such election must be made at least five (5) business days prior to the effective date of the IPO and will be irrevocable for the remainder of such Eligible Director’s term of service.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and/or Committee meetings; provided, that Eligible Directors timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Philosophy

The Director Compensation Policy is designed to attract and retain experienced, talented individuals to serve on the Board.  The Board anticipates that the Board, or a duly authorized committee thereof, will generally review Eligible Director compensation on an annual basis following the IPO.  The Director Compensation Policy, as amended from time to time, may take into account the time commitment expected of Eligible Directors, best practices and market rates in director compensation, the economic position of CardioDx, broader economic conditions, historical compensation structure, the advice of the compensation consultant that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on our stockholders.

Under the Director Compensation Policy, Eligible Directors receive cash compensation in the form of retainers to recognize their level of responsibility as well as the necessary time commitment involved in serving in a leadership role and/or on Committees.  Eligible Directors also receive equity compensation because we believe that stock ownership provides an incentive to act in ways that maximize long-term stockholder value.  Further, we believe that stock-based awards are essential to attracting and retaining talented Board members.  When stock options are granted, these stock options will have an exercise price at least equal to the Fair Market Value of Common Stock on the date of grant, so that stock options provide a return only if the Fair Market Value appreciates over the period in which the stock option vests and remains exercisable.  We believe that the vesting acceleration provided in the case of a Change in Control or other Corporate Transaction is consistent with market practices and is critical to attracting and retaining high quality directors.